Exhibit 10.2

October 29, 2018

Drew Deniger

Dear Drew,

Thank you for considering employment with Ziopharm Oncology, Inc (the “Company”). We are impressed with your credentials and accomplishments. We believe your training and experience will make you a tremendous asset at this exciting time in the company’s development. I am pleased, therefore, to formally offer you a Sr. Scientific/Management role at our Houston laboratory, reporting to Ellee de Groot. Over the coming months, we will work together to refine the title and job description.

Details of this offer and compensation are as follows:

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Your semi-monthly salary will be $12,916.66 ($310,000 if annualized). You will be scheduled for an annual performance review.

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You will be eligible for a discretionary performance bonus potential of up to 30% of your base salary.

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You will be eligible for a severance agreement in the amount of 3 months.

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You will be eligible to receive a one-time sign-on bonus in the amount of $35,000

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The Company will reimburse you up to $20,000 for moving expenses incurred in relocating your belongings to the Houston area. This includes direct bill for movers, all moving expenses, and house hunting travel for your spouse. The Company will not reimburse you for closing costs, rental money/mortgage, or furniture purchases.

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The Company will cover the cost of temporary housing in the Houston area for up to 3 months if needed.

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You will be entitled to all company benefits outlined in the accompanying Benefits Overview. Additional questions regarding the benefits can be directed to me at __________.

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You will be entitled to accrue paid vacation at the rate of 3 weeks per year.

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Subject to the approval of the Board of Directors of the Company, you will be eligible for a new hire stock option grant of 50,000 shares. Any such options will be granted on the later of the date on which you commence employment with the Company or the date of board approval will be evidenced by a stock option agreement and will vest, if at all, in accordance with that agreement and the Company’s 2012 stock option plan.

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Please note that this offer is contingent upon the successful completion of an employment background check. We require that all ZIOPHARM Oncology, Inc. employees have a completed employment background check on file.

As with all Ziopharm employees, this is employment at-will and may be terminated by either party at any time, for any reason, without previous notice. This offer letter is not an employment contract and should not be construed as a contract; Ziopharm has the right to change or modify the terms of your employment at any time. No supervisor or other representative of the Company, except our CEO, has any authority to enter into any type of employment agreement with any employee. Any employment agreement entered into by Ziopharm must be in writing.

Enclosed, please find an Invention, Non-Disclosure and Non-Competition Agreement for your review. You will be required to sign this agreement upon commencement of your employment with Ziopharm. If you have any questions regarding this agreement, please do not hesitate to contact me.

Please indicate your acceptance of the terms of this offer by signing and returning one copy of this letter by scan/email (_______) by Thursday, November 1, 2018. If you agree to the terms of employment we can discuss a mutually agreed upon start date, but anticipate it will be no later than mid-August of 2019. Drew, we look forward to welcoming you as a member of the Ziopharm team!

Sincerely,

/s/ Amy Emery

Amy Emery

Human Resources Manager

I agree to the terms of employment as outlined above:

/s/ Drew Deniger	10/31/2018
Drew Deniger	Date